Exhibit 10.66
AMENDED AND RESTATED
TERM LOAN AND SECURITY AGREEMENT
     This AMENDED AND RESTATED TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of April 1, 2003, is by and between TANDEM HEALTH CARE OF FLORIDA, INC., a Florida corporation (the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).
WITNESSETH:
     WHEREAS, the Borrower has executed that certain Secured Term Note and Security Agreement dated as of December 30, 1999 (as the same has been amended, modified, restated or supplemented from time to time, the “Original Note and Security Agreement”) in favor of the Existing Lender (as defined below) in the original principal amount of Thirty-Six Million and No/100 Dollars ($36,000,000.00);
     WHEREAS, the Existing Lender has assigned to Lender all of the Existing Lender’s right, title and interest in and to the Original Note and Security Agreement and certain loan documents related thereto pursuant to that certain Assignment and Assumption Agreement of Mortgages and Other Collateral Documents dated as of the date hereof by and between the Lender and the Existing Lender (the “Assignment Agreement”);
     WHEREAS, the Borrower and the Lender desire to amend and restate the Original Note and Security Agreement, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Borrower and the Lender desire and have agreed to enter into this Agreement as an amendment and restatement of the Original Note and Security Agreement, and therefore, this Agreement shall not constitute or effectuate a novation thereof.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Lender, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
     1. DEFINITIONS.
     1.1 General Terms. When used herein, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, directors, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

     “Agreement” means this Term Loan and Security Agreement, as the same may be modified, supplemented or amended from time to time.
     “Amended and Restated Term Loan Note” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Applicable Base Rate Margin” means with respect to any part of the Term Loan that is a Base Rate Loan, an amount equal to fifty (50) basis points.
     “Applicable Libor Margin” means with respect to any part of the Term Loan that is a Libor Loan, an amount equal to three hundred fifty (350) basis points.
     “Assignment Agreement” shall have the meaning ascribed to such term in the Recitals hereof.
     “Assignments of Leases and Rents” means, collectively, each of those certain Assignment of Leases and Rents dated of even date herewith by the Borrower in favor of the Lender, as the same may be amended, reaffirmed, modified or supplemented from time to time.
     “Base Rate” means the corporate base rate of interest per annum identified from time to time by the Lender, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which the Lender charges its customers. Any change in the Base Rate shall be effective as of the effective date of such change.
     “Base Rate Loan” means a part of the Term Loan that bears interest at an interest rate based on the Base Rate.
     “Borrowing Date” means a date on which Borrower requests a Libor Rate on all or a portion of the Term Loan, as applicable.
     “Borrowing Notice” shall have the meaning ascribed to such term in Section 2.9 hereof.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.
     “CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
     “Closing Date” means April 1, 2003.
     “Closing Fee” shall have the meaning ascribed to such term in Section 2.12 hereof.
     “Code” means Revised Article 9 of the Uniform Commercial Code, in substantially the form approved in 1998 by the American Law Institute and the National Conference of Commissioners on Uniform State Law and as adopted in the State of Illinois.

     “Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.
     “Collateral Assignment” means that certain Amended and Restated Collateral Assignment of Acquisition Agreement dated as of the date hereof made by Tandem and the Borrower in favor of the Lender.
     “Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Term Loan Commitment shall terminate pursuant to Section 10.2 hereof, or (iii) such other date as is mutually agreed in writing between the Borrower and the Lender.
     “Default” means an event which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.
     “Default Rate” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
     “Duly Authorized Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Vice President and the Secretary of the Borrower.
     “Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated of even date herewith by the Borrower, the Operating Companies, and Tandem in favor of the Lender, as the same may be amended, reaffirmed, modified or supplemented from time to time.
     “Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.
     “Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.

     “Equipment” means “equipment” as defined in the Code that is owned by the Borrower, including, without limitation, any and all of the Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on the Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by the Borrower.
     “Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.
     “Existing Lender” means Heller Healthcare Finance, Inc., a Delaware corporation.
     “Existing Loan Documents” means (i) that certain Term Loan and Security Agreement dated as of May 31, 2002 by and among RE Bayonet Point, Inc., RE Jacksonville, Inc., RE Port Charlotte, Inc., RE Sarasota, Inc., RE Orange Park, Inc., RE St. Petersburg, Inc., and RE Safety Harbor, Inc., and the Lender, and (ii) that certain Revolving Loan and Security Agreement dated as of May 31, 2002 by and among Tandem Health Care of Bayonet Point, Inc., Tandem Health Care of Jacksonville, Inc., Tandem Health Care of Port Charlotte, Inc., Tandem Health Care of Sarasota, Inc., Tandem Health Care of Orange Park, Inc., Tandem Health Care of St. Petersburg, Inc., and Tandem Health Care of Safety Harbor, Inc., and the Lender; and (iii) any of the “Financing Agreements” as such term is defined in each of the foregoing agreements, as any of the foregoing may be amended, supplemented, restated, or modified from time to time.
     “Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, reimbursement agreements, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, the Amended and Restated Term Loan Note, the Mortgages, the Assignments of Leases and Rents, the Environmental Indemnity Agreement, the Subordination and Attornment Agreements, the Collateral Assignment, the Limited Guaranty, the Subordination Agreement, and the Revolving Loan Documents), in each case evidencing, securing or relating to the Term Loan and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, any Affiliate (including, without limitation, the Operating Companies), or any other Person, and delivered to or in favor of the Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.
     “Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.
     “Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.
     “Future Advance Note” shall have the meaning ascribed to such term in Section 2.1 hereof.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.
     “General Intangibles” means any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of the Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by the Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, tradenames, trademarks and all goodwill symbolized thereby and relating thereto, tradestyles, trade secrets, registrations, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of the Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to the Borrower to secure payment by a Person obligated under any of Borrower’s Accounts, and, to the maximum extent permitted by applicable law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.
     “Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.
     “Indebtedness” with respect to any Person means, as of the date of determination thereof, (i) all of such Person’s indebtedness for borrowed money, (ii) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (iii) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (iv) all unfunded pension fund obligations and liabilities, (v) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (vi) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (vii) deferred and/or accrued taxes and all unfunded pension fund obligations and liabilities, (viii) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, and (ix) all other indebtedness, liabilities and obligations of such Person, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising.

     “Indemnified Parties” shall have the meaning ascribed to such term in Section 11.16 hereof.
     “Junior Mortgages” means, collectively, those certain Mortgages made by the Borrower in favor of the Seller, which provide the Seller with a second position mortgage lien in the Real Estate (such Mortgages being junior and subject to the Mortgages in favor of the Lender in the Real Estate) in order to secure the obligations to the Seller pursuant to the Seller Note.
     “Liabilities” means any and all of the Borrower’s liabilities, obligations and Indebtedness to the Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, fees, costs, expenses, and/or indemnification, and obligations of performance) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all the Borrower’s Indebtedness, liabilities and obligations to the Lender under this Agreement (whether relating to the Term Loan or otherwise) or the Financing Agreements to which the Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.
     “Libor Base Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the offered rate per annum for deposits of U.S. dollars for a period equal to such Libor Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Libor Interest Period. If no such offered rate exists, such rate will be the rate at which deposits in U.S. dollars on immediately available funds are offered to the Lender by major lenders in the interlender Libor market at approximately 10:00 a.m. (Chicago time) two (2) Business Days prior to the first day of such Libor Interest Period, in the approximate amount of the Libor Loan and having a maturity approximately equal to the Libor Interest Period, less any reserve required under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System with respect to liabilities consisting of or including eurocurrency liabilities.
     “Libor Interest Period” means, with respect to a Libor Loan, a period of thirty (30), sixty (60) or ninety (90) days commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Libor Interest Period shall end on (but exclude) the day which corresponds numerically to the date thirty (30), sixty (60) or ninety (90) days thereafter; provided, however, that if a Libor Interest Period would otherwise end on a day that is not a Business Day, such Libor interest Period shall end on the next succeeding Business Day; provided, further, that if such next succeeding Business Day occurs after the applicable period, such Libor Interest Period shall end on the immediately preceding Business Day.
     “Libor Loan” means all or a part of the Term Loan, as applicable, which bears interest at a Libor Rate.

     “Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin.
     “Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.
     “Limited Guaranty” means that certain Limited Guaranty dated of even date herewith by Tandem in favor of the Lender, as the same may be amended, reaffirmed, modified or supplemented from time to time.
     “Loan Account” shall have the meaning ascribed to such term in Section 2.2 hereof.
     “Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.
     “Material Adverse Change” or “Material Adverse Effect” means any change, event, action, condition or effect which, individually or in the aggregate, (i) impairs the legality, validity or enforceability of this Agreement or any Financing Agreement or any Revolving Loan Document, (ii) impairs the fully perfected first priority status of the Liens granted or made hereunder and under the Financing Agreements and the Revolving Loan Documents in favor of the Lender in any of the assets or property (whether real or personal) of the Borrower or the Operating Companies to secure the Liabilities or any portion thereof (subject only to the Permitted Liens), or (iii) materially and adversely affects the business, property (whether real or personal), operations, performance, or condition (financial or otherwise) of the Borrower, the Operating Companies or the Collateral or the Real Estate, or the ability of the Borrower to repay the Liabilities when due or declared due and perform the Borrower’s obligations under this Agreement and the Financing Agreements to which it is a party.
     “Mortgages” means, collectively, each of those certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Financing Statement made by the Borrower, each dated of even date herewith, granting and conveying to the Lender a first mortgage Lien on the Real Estate, as the same may be amended, supplemented or modified from time to time.
     “Operating Companies” means, collectively, OP Brandon, Inc., OP Lake Parker, Inc., OP Melbourne, Inc., OP West Altamonte, Inc., OP Pensacola, Inc., and OP Tallahassee, Inc., each a Florida corporation.
     “Original Note and Security Agreement” shall have the meaning ascribed to such term in the Recitals hereof.
     “Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

     “Person” means any individual, sole proprietorship, partnership, cooperative, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     “Prepayment Premium” means with respect to a prepayment of the Term Loan (i) three percent (3%) of the amount of the Term Loan prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, (ii) two percent (2%) of the amount of the Term Loan prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (iii) one percent (1%) of the amount of the Term Loan prepaid if such prepayment occurs at any time after the second anniversary of the Closing Date.
     “Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower, including, without limitation, the Real Estate.
     “Rate Option” means the Libor Rate or the Base Rate.
     “Real Estate” means the properties subject to the Mortgages and located at the common addresses set forth on Schedule 1.1 attached hereto.
     “Real Estate Leases” means, collectively, those certain real estate leases dated as of the date hereof, between the Borrower, as landlord, and the Operating Companies, as tenant, with respect to the Real Estate.
     “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.
     “Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.
     “Revolving Loan and Security Agreement” means that certain Revolving Loan and Security Agreement dated of even date herewith by and among the Operating Companies, the Borrower and the Lender, as the same may be amended, modified or supplemented from time to time.
     “Revolving Loan Documents” means collectively the Revolving Loan and Security Agreement and the “Financing Agreements” (as such term is defined in the Revolving Loan and Security Agreement), as the same may be amended, modified or supplemented from time to time.
     “Revolving Loan Liabilities” means any and all liabilities, obligations and Indebtedness to the Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, fees, costs, expenses, and/or indemnification, and obligations of performance) arising under the Revolving Loan Documents, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.
     “Seller” means Extendicare Health Services, Inc. and its affiliates identified on Schedule 7.8 attached hereto.
     “Seller Note” means those certain promissory notes dated December 30, 1999 from the Borrower in favor of the Seller in the aggregate original principal amount of Four Million Dollars ($4,000,000).
     “Stated Maturity Date” means November 30, 2007.
     “Subordinated Debt” means any and all Indebtedness owing by the Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to the Lender in its sole and absolute determination, including, without limitation, certain indebtedness owing to the Seller by the Borrower pursuant to the Seller Note.
     “Subordination and Attornment Agreements” means, collectively, those certain Subordination and Attornment Agreements of even date herewith respectively among the Borrower, the Operating Companies and the Lender, as the same may be modified, supplemented or amended from time to time, which must be in form and substance acceptable to the Lender.
     “Subordination Agreement” means that certain Subordination and Intercreditor Agreement of even date herewith among the Seller, the Borrower, the Operating Companies and the Lender, as the same may be modified, supplemented or amended from time to time, which must be in form and substance acceptable to the Lender.
     “Tandem” means Tandem Health Care Inc., a Pennsylvania corporation and the legal and beneficial owner of one hundred percent (100%) of the capital stock of the Borrower.
     “Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.
     “Term Loan” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Term Loan Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.
     1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP.
     1.3 Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.

     2. TERM LOAN COMMITMENT; INTEREST; FEES.
     2.1 Term Loan. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, the Lender shall, immediately following the execution of this Agreement by the Borrower and the Lender, extend in one (1) advance a term loan (the “Term Loan”) to the Borrower in an aggregate principal amount equal to Thirty-Three Million and No/100 Dollars ($33,000,000.00). The principal balance of the Term Loan shall be amortized over a twenty-five (25) year period and shall be repaid in consecutive monthly installments as follows:

	Principal Annual	Principal Monthly
Year 1	$440,000	$36,666.67
Year 2	$470,000	$39,166.67
Year 3	$510,000	$42,500.00
Year 4	$550,000	$45,833.33
Year 5	$600,000	$50,000.00
together with interest accrued thereon, each payable on the first day of each calendar month, commencing on the first day of the first month immediately following the Closing Date, and otherwise in accordance with Section 2.4 hereof, with a final installment of the aggregate unpaid principal balance of the Term Loan, together with interest accrued thereon, payable on the Credit Termination Date. Monthly interest payments on the Term Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Term Loan. Any amounts paid or applied to the principal balance of the Term Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. The Lender’s commitment hereunder to make the Term Loan is hereinafter called the “Term Loan Commitment”. Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon, to Lender by Borrower. The payment obligations of the Borrower to the Lender hereunder are and shall be joint and several as provided in Section 11.21 hereof.
     (b) The Original Note and Security Agreement has been assigned by the Existing Lender to the Lender pursuant to the Assignment Agreement. As of the date of this Agreement, the outstanding principal balance under the Original Note and Security Agreement is Thirty-Two Million Six Hundred Two Thousand Six Hundred Eleven and 24/100 Dollars ($32,602,611.24). The difference of Thirty-Three Million and No/100 Dollars and Thirty-Two Million Six Hundred Two Thousand Six Hundred Eleven and 24/100 Dollars ($32,602,611.24), which amount is Three Hundred Ninety-Seven Thousand Three Hundred Eighty-Eight Dollars and 76/100 Dollars ($397,388.76), shall be evidenced by a promissory note (the “Future Advance Note”), duly executed and delivered by the Borrower, substantially in the form set forth in Exhibit A-1 attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount of Three Hundred Ninety-Seven Thousand Three Hundred Eighty-Eight and 76/100 Dollars ($397,388.76). The Original Note and Security Agreement and the Future Advance Note are being amended and restated in their entirety as set forth in that certain promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Amended and Restated Term Loan Note”), duly executed and delivered by the Borrower, substantially in the form set forth in Exhibit A-2 attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount of Thirty-Three Million and No/100 Dollars ($33,000,000.00). THE PROVISIONS OF THE AMENDED AND RESTATED TERM LOAN NOTE NOTWITHSTANDING, THE TERM LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
     2.2 The Borrower’s Loan Account. The Lender shall maintain a loan account (the “Loan Account”) on its books for the Borrower in which shall be recorded (a) the Term Loan made by the Lender to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on the Term Loan, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under the Amended and Restated Term Loan Note to repay the outstanding principal amount of the Term Loan together with all interest accruing thereon.
     2.3 Statements. The Term Loan to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Lender shall have rendered to the Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on the Lender’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lender by the Borrower. From time to time the Lender shall render to the Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Lender but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.
     2.4 Interest. (a) The Borrower agrees to pay to the Lender interest on the daily outstanding principal balance of (i) the Base Rate Loans at the Base Rate from time to time in effect, plus the Applicable Base Rate Margin, and (ii) the Libor Loans at the Libor Rate; provided, however, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, the Borrower agrees to pay to the Lender interest on the outstanding principal balance of the Term Loan at the per annum rate of three percent (3%) plus the rate otherwise payable hereunder with respect to the Term Loan (the “Default Rate”).
     (a) Accrued interest on each Base Rate Loan shall be payable on the first calendar day of each month and at maturity, commencing with the first day of the calendar month after the initial disbursement of such loan; provided, however, accrued interest on each Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. Monthly interest payments on the Term Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Term Loan. Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. If any payment of principal of, or interest on, the Amended and Restated Term Loan Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.
     2.5 Method for Making Payments. All payments that the Borrower is required to make to the Lender under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 1:00 p.m. (Chicago time) on the date of payment at the Lender’s office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the Lender directs in writing from time to time, or, in the Lender’s sole and absolute discretion after the occurrence and during the continuance of any Default, by appropriate debits to the Loan Account. Borrower hereby irrevocably authorizes and instructs Lender after the occurrence and during the continuance of any Default to direct debit any of Borrower’s operating accounts with Lender for all principal, interest, fees and expenses due hereunder with respect to the Term Loan and the Liabilities. Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day.
     2.6 Term of this Agreement. The Borrower shall have the right to terminate this Agreement following prepayment of all of the Liabilities as provided under Section 2.7 hereof; provided, however, that (a) all of the Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities under this Agreement and the other Financing Agreements and the Revolving Loan Liabilities have been indefeasibly paid in full. In addition, the Liabilities may be accelerated as set forth in Section 10.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities hereunder and the Revolving Loan Liabilities shall have been indefeasibly paid and satisfied, the Lender shall be entitled to retain its Liens in and to all existing and future Collateral and the Mortgages on the Real Estate.
     2.7 Optional Prepayment; Prepayment Premium. The Borrower may, at its option, permanently prepay, at any time during the term of this Agreement all or any portion of the Term Loan, subject to the following conditions: (a) not less than ten (10) days prior to the date upon which the Borrower desires to make such prepayment, Borrower shall deliver to the Lender a written notice of its intention to prepay all or such portion of the Term Loan, which notice shall be irrevocable and state the amount of the prepayment and the prepayment date and (b) the Borrower shall pay to the Lender, concurrently with such prepayment, the Prepayment Premium (in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits), as well as any amounts charged in accordance with Section 3.4 hereof. Prepayments of the Term Loan shall be applied against installments payable under the Amended and Restated Term Loan Note in the inverse order of maturity. Amounts prepaid on account of the Term Loan may not be reborrowed.
     2.8 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Lender either be refunded to the Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any such excess interest.
     2.9 Method of Selecting Rate Options; Additional Provisions Regarding Libor Loans. The Borrower may select a Libor Rate with respect to any part of the Term Loan as provided in this Section 2.9; provided, however, that with respect to each and all Libor Loans made hereunder (i) the initial advance shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) thereafter; and (ii) there shall not exist at any one time outstanding more than three (3) separate tranches of Libor Loans. The Term Loan shall bear interest at the Base Rate plus the Applicable Base Rate Margin unless the Borrower provides a Borrowing Notice to the Lender in the form of Exhibit B, signed by a Duly Authorized Officer of the Borrower, irrevocably electing that all or a portion of the Term Loan is to bear interest at a Libor Rate (the “Borrowing Notice”). The Borrowing Notice shall be delivered to the Lender not later than two (2) Business Days before the Borrowing Date for each Libor Loan, specifying:
     (a) The Borrowing Date, which shall be a Business Day, of such part of the Term Loan;
     (b) The type and aggregate amount of such part of the Term Loan;
     (c) The Rate Option selected for such part of the Term Loan; and
     (d) The Libor Interest Period applicable thereto.
     Each Libor Loan shall bear interest from and including the first day of the Libor Interest Period applicable thereto to (but not including) the last day of such Libor Interest Period at the interest rate determined as applicable to such Libor Loan. If at the end of an Libor Interest Period for an outstanding Libor Loan, the Borrower has failed to select a new Rate Option or to pay such Libor Loan, then that part of the Term Loan shall continue as a Libor Loan with the same Libor Interest Period duration on and after the last day of such ending Libor Interest Period until paid or until the effective date of a new Rate Option with respect thereto selected by the Borrower. An outstanding Base Rate Loan may be converted to a Libor Loan at any time subject to the notice provisions applicable to the type of Term Loan selected. The Borrower may not select a Libor Rate for the Term Loan if there exists a Default or Event of Default. The

Borrower shall select Libor Interest Periods with respect to Libor Loans so that such Libor Interest Period does not expire after the end of the Credit Termination Date.
     2.10 Setoff. (a) Borrower agrees that Lender has all rights of setoff and banker’s liens provided by applicable law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Lender, or (ii) a Default or an Event of Default shall have occurred and be continuing, then the Lender or the holder of any promissory note issued hereunder, in its sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Lender or such holder.
     (a) Without limitation of Section 2.10(a) hereof, the Borrower agrees that, upon and after the occurrence of any Event of Default or Default, the Lender is hereby authorized, at any time and from time to time, without prior notice to the Borrower (provided, however, prior to an Event of Default the Lender shall use reasonable efforts to provide notice of any such action within a reasonable time thereafter but the Lender shall not be liable for any failure to provide such notice), (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Lender is obligated to pay over to the Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Lender as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect.
     (b) The rights of the Lender under this Section 2.10 are in addition to all other rights and remedies which the Lender may otherwise have in equity or at law.
     2.11 Termination of Term Loan Commitment by the Lender. On the date on which the Term Loan Commitment terminates pursuant to Section 10.2 hereof, the Term Loan and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.
     2.12 Closing Fee. On the Closing Date, the Borrower shall pay to the Lender a one time closing fee in the amount of Three Hundred Thirty Thousand and No/100 Dollars ($330,000.00) in immediately available funds, which fee shall be nonrefundable and deemed fully earned as of such date (“Closing Fee”).
     2.13 Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, the Borrower shall pay to the Lender on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.
     3. CHANGE IN CIRCUMSTANCES.
     3.1 Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of the Lender therewith, or Regulation D of the Board of Governors of the Federal Reserve System,
     (a) subjects the Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Lender), or changes the basis of taxation of payments to the Lender in respect of its Term Loan or other amounts due it hereunder, or
     (b) imposes, modifies or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or
     (c) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining advances or reduces any amount receivable by the Lender in connection with advances, or requires the Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by the Lender, or
     (d) affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make the Term Loan hereunder or of commitments of this type, then, within three (3) Business Days of demand by the Lender, the Borrower agrees to pay the Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Lender’s policies as to capital adequacy) or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Term Loan.
     3.2 Availability of Rate Options. If the Lender determines that maintenance of any of its Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, the Lender shall suspend the availability of the Libor Rate option and require any Libor Loans outstanding to be promptly converted to a Base Rate Loan subject to the Borrower’s compliance with Section 3.4 hereof; or if the Lender determines that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, the Lender shall suspend the availability of the Libor Rate after the date of any such determination, or (ii) the Libor Rate does not accurately reflect the cost of making a Libor Loan, then, if for any reason whatsoever the provisions of Section 3.1. hereof are inapplicable, the Lender shall, at its option, suspend the availability of the Libor Rate after the date of any such determination or permit (solely in the case of clause (ii)) the Borrower to pay the Lender for any increased cost it may incur.
     3 .3 Taxes. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:
     (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;
     (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and
     (c) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.
     3.4 Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment or otherwise, or a Libor Loan is not made on the date specified by the Borrower, the Borrower shall indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.
     3.5 Lender Statements. The Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.
     3.6 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Lender reasonably determines (which determination shall be binding and conclusive on the Borrower) that, by reason of circumstances affecting the interbank libor market, adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (b) Lender determines that the Libor Base Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the Term Loan or any portion thereof for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender adversely affects such Loans, then, in either case, so long as such circumstances shall continue: (i) Lender shall not be under any obligation to make, convert into or continue Libor Loans and

(ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Lender shall promptly give the Borrower written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.
     3.7 Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for Lender or its lending office to make, maintain or fund any Libor Loan, then the obligation of Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.
     4. ATTORNEY-IN-FACT. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Lender (and all Persons designated by the Lender in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Lender, in the Borrower’s or the Lender’s name, after a Default to do all acts and things which are necessary, in the Lender’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Lender nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of gross negligence or willful misconduct. The appointment of Lender (and any of the Lender’s officers, employees or agents designated by the Lender) as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder.
     5. CONDITIONS.
     5.1 Conditions to Term Loan. The Lender’s obligation to make the Term Loan hereunder is subject to the satisfaction of each of the following conditions precedent:
     (a) Fees and Expenses. The Borrower shall have paid all fees owed to the Lender and reimbursed the Lender for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Lender’s counsel fees provided for in Section 11.2(a) hereof.
     (b) Documents. The Lender shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Lender, each in form and substance reasonably satisfactory to the Lender in its sole determination:

          (l) Financing Agreements. This Agreement, the Amended and Restated Term Loan Note, the Mortgages, the Assignments of Leases and Rents, the Environmental Indemnity Agreement, the Subordination Agreement, the Subordination and Attornment Agreements, the Limited Guaranty, the Collateral Assignment, and such other Financing Agreements as the Lender may reasonably require.
          (2) Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each officer; the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.
          (3) Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.
          (4) Opinion of Counsel. An opinion of Buchanan Ingersoll Professional Corporation, the legal counsel to the Borrower and Tandem, in form and substance reasonably satisfactory to Lender.
          (5) Title Insurance. A title insurance policy in the form of ALTA Form Mortgagee Title Insurance Policy shall be issued by an insurer (reasonably acceptable to the Lender) in favor of the Lender for each parcel of Real Estate. Each title insurance policy shall contain such endorsements as deemed appropriate by the Lender that are available in the State of Florida. Copies of all documents of record concerning the Real Estate as identified on the commitment for the ALTA Policy referred to above.
          (6) Financial Condition Certificate. A Financial Condition Certificate, in form and substance satisfactory to the Lender, signed on behalf of the Borrower by a Duly Authorized Officer of the Borrower.
          (7) Constitutive Documents. Certified copies of the Borrower’s Articles of Incorporation certified by the Florida Secretary of State as of a recent date, together with an active status certificate from such Secretary of State and, if applicable, a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which the Borrower is required to be qualified to transact business. A true, correct and complete copy of the Bylaws of the Borrower, certified by a Duly Authorized Officer of such entity, shall also be delivered to the Lender on the Closing Date.
          (8) UCC Financing Statements; UCC Financing Statement Amendments; UCC Searches. UCC Financing Statement Amendments, as requested by the Lender, naming the Existing Lender as assignor and the Lender as assignee assigning to the Lender the Existing

Lender’s UCC Financing Statements filed against the Borrower, as well as UCC Financing Statements, as requested by the Lender, naming the Borrower as debtor and the Lender as secured party with respect to the Collateral, and other documents as the Lender deems necessary or appropriate, shall have been filed in all jurisdictions that the Lender deems necessary or advisable. Assignments of Mortgages assigning the Existing Lender’s mortgages in and to the Real Estate to the Lender shall have been recorded in all jurisdictions that the Lender deems necessary or advisable. UCC lien, tax, pending suit and judgment searches for (i) the Borrower (and under any of its trade or assumed names, if any), and (ii) the Seller, each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by the Lender, the results of which shall be satisfactory to the Lender in its sole and absolute determination.
          (9) Surveys. An ALTA plat of survey shall be prepared on each parcel of Real Estate.
          (10) Insurance Certificates. Certificates from the Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, including, without limitation, multi-hazard insurance, public liability insurance, business interruption insurance, flood hazard determination and applicable insurance, and general liability insurance, each designating the Lender as loss payee and additional insured thereunder.
          (11) Assignment Agreement. The Assignment Agreement shall be executed by the Existing Lender.
          (12) Release. Release from the Existing Lender providing a release of any obligations of the Borrower owed to the Existing Lender, including, without limitation, any obligations of the Borrower in connection with the Loan Agreement (as defined in the Original Note and Security Agreement).
          (13) Appraisals. An appraisal prepared by an independent appraiser of the Real Estate, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, if applicable. Each appraisal (and the results thereof) shall be satisfactory to the Lender in its sole and absolute determination.
          (14) Revolving Loan Documents. True, correct and complete copies of the fully-executed Revolving Loan Documents.
          (15) Real Estate Leases. True, correct and complete copies of the fully-executed Real Estate Leases.
          (16) Seller Note and Junior Mortgages. A true, correct and complete copy of the fully executed Seller Note and the Junior Mortgages and any other document executed by or in favor of any Seller in connection therewith (including, without limitation, any Security Agreement).

          (17) Flood Insurance. A flood insurance policy, if applicable, concerning the Real Estate, reasonably satisfactory to the Lender, if required by the Flood Disaster Protection Act of 1973.
          (18) Termination of Liens. The Lender shall have received evidence satisfactory to it in its sole discretion of the termination of all Liens on the assets of the Borrower other than Permitted Liens.
          (19) Environmental Report. The Lender shall have received a written report (“Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Lender in its reasonable discretion. The form, substance and results of the Environmental Report shall be subject to Lender’s approval in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Lender may require, in its sole and absolute discretion, an additional written report based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to Lender’s approval, in its sole and absolute discretion.
          (20) Other. Such other documents, certificates and instruments as the Lender may reasonably request.
     (c) Field Examinations. At the Lender’s sole option, the Lender shall have completed its field examinations of the Borrower’s books and records and operations which examinations will be satisfactory to the Lender in its sole and absolute discretion.
     (d) Certificate. The Lender shall have received a certificate signed on behalf of the Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in Section 5.1 hereof.
     (e) Closing Fee. The Borrower shall have paid the Lender the Closing Fee.
     (f) Miscellaneous. The capitalization of the Borrower shall be satisfactory to the Lender. All of the representations and warranties contained in this Agreement (including, without limitation, those set forth in Section 7 hereof) and in the Financing Agreements to which the Borrower is a party shall be true and correct.
     6. COLLATERAL.
     6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities and the Revolving Loan Liabilities when due or declared due, the Borrower hereby grants, pledges, conveys and transfers to the Lender a continuing security interest in and to all of the Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”): (a) all of the assets and personal property of the Borrower, and all of Borrower’s Accounts, including, without limitation, Health-Care-Insurance Receivables (as defined in the Code), but excluding Government

Accounts (as defined in the Revolving Loan and Security Agreement) to the extent Borrower is restricted from granting a security interest in such Government Accounts pursuant to applicable Federal and Florida state law, contract rights, General Intangibles, tax refunds, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (b) all of the motor vehicles, Inventory and Equipment (each as defined in the Code) in each case owned by Borrower; (c) all of Borrower’s Deposit Accounts (as defined in the Code), including, without limitation, any and all deposit, securities, operating, lockbox and/or cash collateral account, and any other deposit accounts (general or special) with, and credits and other claims against, the Lender, or any other financial institution with which the Borrower maintains deposits; (d) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Financial Assets, Chattel Paper and Documents (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Lender or any agent or affiliate of the Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Lender’s rights of setoff (which the Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by the Lender to the Borrower; (e) all insurance proceeds of or relating to any of the foregoing property and interests in property; (f) all proceeds and profits derived from the operation of the Borrower’s business; (g) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; and (h) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.
     6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to the Lender, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Lender, all financing statements (and the Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by the Lender) or other instruments and documents as the Lender may request, in a form satisfactory to the Lender, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and the Lender’s Liens therein. If the Borrower fails to do so, the Lender is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without the Borrower’s signature) as the Borrower’s agent. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.
     6.3 Loss of Value of Collateral. The Borrower agrees to immediately notify the Lender of any material loss or depreciation in the value of the Collateral or any portion thereof.
     6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Lender may at any time and from time to time file financing statements, “in-lieu” initial financing statements, continuation statements and amendments thereto that describe the Collateral in particular or as “all assets” of the Borrower or words of similar effect, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Lender on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Lender. The Lender agrees to use its reasonable efforts to notify the Borrower of the Lender taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Lender to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Lender pursuant to this Section.
     6.5 Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Lender may reasonably require for the Lender: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Lender, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Lender, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with any agreements establishing control to be in form and substance reasonably satisfactory to the Lender, and (iii) otherwise to ensure the continued perfection and priority of the Lender’s security interest in any of the Collateral and of the preservation of its rights therein.
     6.6 All Liabilities One Obligation. Payment of all sums and indebtedness to be paid by Borrower to Lender under this Agreement shall be secured by, among other things, this Agreement, the Mortgages, the Revolving Loan Documents and the Financing Agreements. All of Borrower’s Liabilities and other liabilities of Borrower to Lender shall constitute one general obligation secured by Lender’s Lien on all of the Collateral of Borrower and by all other Liens heretofore, now, or at any time or times granted to Lender to secure the Term Loan. Borrower agrees that all of the rights of Lender set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements and the Revolving Loan Documents, unless otherwise agreed in writing by Lender.
     6.7 Commercial Tort Claim. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), the Borrower shall promptly notify the Lender of same in a writing signed by the Borrower (describing such claim in reasonable detail) and grant to the Lender in such writing (at the sole cost and expense of the Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Lender in its sole and absolute determination.
     7. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

     7.1 Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. If and as applicable, the Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. The Borrower has all requisite corporate power to carry on its business as now being conducted and as proposed to be conducted. Tandem is the sole shareholder of the Borrower.
     7.2 Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its corporate powers; (ii) are duly authorized by the board of directors of the Borrower and, if applicable, Tandem; and (iii) are not in contravention of the terms of its Bylaws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Lender, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.
     7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.
     7.4 Financial Data.
     (a) All income statements, balance sheets, cash flow statements, statements of operations and other financial data which have been or shall hereafter be furnished to the Lender for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby. The foregoing notwithstanding all unaudited financial statements furnished or to be furnished to the Lender by or on behalf of Borrower are not and will not be prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals and accruals in respect of Self Insurance Program, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Borrower or its affiliates on account of Borrower’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees (collectively, the “GAAP Exceptions”).

     (b) The Borrower’s balance sheets as of September 30, 2002 and December 31, 2002. and the related statements of the Borrower’s income and retained earnings for the fiscal periods then ended, respectively, copies of which have been furnished to the Lender, fairly present in all material respects the Borrower’s financial condition at such dates and the results of the Borrower’s operations for the periods ended on such dates, all in accordance with GAAP, consistently applied, except for the GAAP Exceptions.
     (c) Since the date of the Borrower’s incorporation, there has been no Material Adverse Change or material adverse change in the financial condition, operations, assets, business, or properties of the Borrower.
     7.5 Collateral. Except for the Permitted Liens, all of the Borrower’s assets and property (including, without limitation, the Collateral) is and will continue to be owned by Borrower (except for items of Inventory disposed of in the ordinary course of business and sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value equal to or greater than the Equipment being sold), has been fully paid for and is free and clear of all Liens. All tangible Collateral is kept only at the Real Estate. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Lender as the secured creditor or except for Permitted Liens. The federal tax identification number/organization number for the Borrower assigned by the Florida Secretary of State is set forth on Schedule 7.5 attached hereto.
     7.6 Solvency. The Borrower is solvent, is able to pay its debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to the Lender in its reasonable determination) greater than the amount required to pay all of its debts and liabilities, including, without limitation, all of the Liabilities. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder,
     7.7 Principal Place of Business. The principal place of business and chief executive office of the Borrower is set forth on Schedule 1.1 hereto. The books and records of the Borrower and all records of account are located at the principal place of business and chief executive office of the Borrower.
     7.8 Other Names. The Borrower has not used, and shall not hereafter use, any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name), other than as set forth in the Preamble hereto. To the Borrower’s best knowledge after due inquiry, prior to December 31, 1999, the Seller did not use any name (including, without limitation, any tradename, assumed name, division name or any similar name), other than as set forth on Schedule 7.8 attached hereto.
     7.9 Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.
     7.10 Loans. Except as otherwise permitted by Section 9.2 hereof and for the Subordinated Debt to the Seller evidenced by the Seller Note, the Borrower is not obligated on any loans or other Indebtedness.
     7.11 Margin Securities. The Borrower does not own any margin securities and no part of the Term Loan will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.
     7.12 Subsidiaries. The Borrower has no subsidiaries.
     7.13 Litigation and Proceedings. As of the Closing Date (and on any date that a request for a Revolving Loan is made), no judgments are outstanding against the Borrower, nor is there now pending or, to the best of the Borrower’s knowledge after diligent inquiry, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against the Borrower or any of its property, in each case involving an aggregate amount of One Hundred Thousand Dollars ($100,000) or more, except as set forth on the date hereof on Schedule 7.13 attached hereto.
     7.14 Other Agreements. The Borrower is not in default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound. The Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment which could reasonably be expected to have a Material Adverse Effect.
     7.15 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any law, rule or regulation. The Borrower has obtained all licenses, authorizations, approvals and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing could reasonably be expected to result in a Material Adverse Effect. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect.
     7.16 Intellectual Property. As of the Closing Date, the Borrower does not own or otherwise possess any patents, patent applications, copyrights, trademarks, trademark applications, trade names, or service marks. To the Borrower’s best knowledge, none of its intellectual property infringes on the rights of any other Person.
     7.17 Environmental Matters. (a) The Borrower has not Managed Hazardous Substances on or off the Property other than in compliance with Environmental Laws, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse

Effect; (b) The Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property; (c) The Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect; (d) During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect; (e) The Borrower shall take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property; and (f) As of the Closing Date (and on any date that a request for a Revolving Loan is made), the Borrower has not received any Environmental Notice.
     7.18 Disclosure. None of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided or statements made by the Borrower or its representatives to the Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Lender all facts of which the Borrower has knowledge which might result in a Material Adverse Effect which at any time hereafter might result in a Material Adverse Effect.
     7.19 Real Estate Ownership. The sole business of the Borrower is to own the Real Estate and to lease the Real Estate pursuant to the Real Estate Leases.
     7.20 Perfected Security Interests. The Lien in favor of the Lender provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens), and all filings and other actions necessary to perfect such Lien have been duly taken.
     7.21 Document Delivery. The Borrower has delivered true, correct and complete copies of the fully-signed Real Estate Leases, the Seller Note, and the Junior Mortgages to the Lender on or prior to the Closing Date.
     7.22 Broker’s Fees. Except as has been disclosed in writing by the Borrower to the Lender, the Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Term Loan or this Agreement.
     7.23 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     7.24 Consideration. The Borrower acknowledges that it desires to have this Agreement and the Financing Agreements to which the Borrower is a party cross-collateralized and cross-defaulted with the Revolving Loan Documents and have the Collateral and the Mortgages serve as collateral for the Revolving Loan Liabilities as well as the Liabilities. The Borrower and the Operating Companies are each wholly-owned subsidiaries of Tandem, and are Affiliates of each other. The Operating Companies will operate certain skilled nursing homes, in part with working capital made available by the Lender pursuant to the Revolving Loan and Security Agreement. The Operating Companies will pay certain rent to the Borrower in connection with the lease of the Real Estate by the Borrower to the Operating Companies. The Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to the Operating Companies pursuant to the Revolving Loan and Security Agreement, and it is and will be to the Borrower’s advantage to assist the Operating Companies in procuring such funds from the Lender. The Borrower desires to induce the Lender to enter into the Revolving Loan and Security Agreement with the Operating Companies.
     7.25 Relationship with Existing Lender. There are no liabilities, obligations, charges, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses or disbursements of any kind or nature whatsoever that exist against the Existing Lender or are due and owing by the Existing Lender, or that Borrower has any right to hold the Existing Lender liable or responsible for, in connection with any of the loan documents assigned to the Lender pursuant to the Assignment Agreement, including, without limitation, the Original Note and Security Agreement.
     8. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, as long as any Liabilities of the Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
     8.1 Reports, Certificates and Other Information. The Borrower shall deliver to the Lender:
     (a) Financial Statements. On or before the ninetieth (90th) day after each of Tandem’s Fiscal Years, a copy of the annual financial statements on a consolidated basis for Tandem, duly certified and audited by independent certified public accounts of nationally recognized standing selected by the Borrower, together with the supporting consolidating statements for the individual Borrower and the Operating Companies, consisting of, at least, consolidated and consolidating balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual financial statements by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it and the steps, if any, being taken to cure it.
     (b) Interim Reports. On or before the thirtieth (30th) day after the end of each calendar month, a copy of internally prepared financial statements of the Borrower prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a) hereof (subject, however, to the GAAP Exceptions), signed on behalf of the Borrower by a Duly Authorized Officer and consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such month and statements of earnings for such month and for the period from the beginning of such Fiscal Year to the close of such month.
     (c) Certificates. Contemporaneously with the furnishing of each annual financial statement and within thirty (30) calendar days of each Fiscal Quarter of the Borrower, a duly completed compliance certificate with appropriate insertions, in form and substance reasonably satisfactory to the Lender (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of the Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it.
     (d) Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate are sought; (iii) the receipt of any notice form any governmental agency concerning any violation or potential violation of any regulations, rules or laws applicable to Borrower; (iv) the occurrence of any personal injury or other action that is reasonably likely to give rise to a tort claim against the Borrower for an amount equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (v) any Material Adverse Change.
     (e) Insurance Reports. (i) At any time after a Default and upon the request of the Lender, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, and liability policies carried by the Borrower and that certifies that the Lender is the named additional insured and loss payee of all property, and casualty insurance policies (such certificate to be in form and substance reasonably satisfactory to the Lender), and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.
     (f) Affiliate Transactions. Upon the Lender’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Lender, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.
     (g) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower as the Lender may reasonably request from time to time.

     8.2 Inspection; Audit Fees. The Lender, or any Person designated by the Lender in writing from time to time, shall have the right: (a) from time to time hereafter, to call and visit at the Borrower’s place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during ordinary business hours and, prior to any Default, upon reasonable advance notice (and after any Default, at any time without the requirement of any advance notice), (i) to inspect, audit, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to its business or to any transactions between the parties hereto, and (ii) to discuss the affairs, finances and business of the Borrower with any of the Duly Authorized Officers or other employees of the Borrower, and (b) to make such verification concerning the Collateral and conduct appraisals as the Lender may consider reasonable under the circumstances. The Borrower agrees to pay on demand all reasonable costs, expenses and fees incurred by Lender in connection with any inspections or audits of the Borrower performed by the Lender under this Section 8.2. All such amounts incurred by the Lender hereunder shall bear interest at the Default Rate and shall be additional Liabilities of the Borrower to the Lender, secured by the Collateral, if not promptly paid upon the request of the Lender. The Borrower acknowledges that the Lender’s standard audit charge is Seven Hundred Fifty Dollars ($750) per auditor per day, plus all out-of-pocket audit costs and expenses reasonably incurred by the Lender.
     8.3 Conduct of Business. The Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP, (subject, however, to the GAAP Exceptions), consistently applied.
     8.4 Claims and Taxes. The Borrower agrees to indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of the Borrower’s property and assets, including, without limitation, the Collateral. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.

     8.5 State of Incorporation. The State of Florida shall remain the Borrower’s state of incorporation, unless: (a) the Borrower provides the Lender with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) the Borrower provides the Lender with, at Borrower’s sole cost and expense, such financing statements, and if applicable, landlord waivers, bailee letters and processor letters, and such other agreements and documents as the Lender shall reasonably request in connection therewith.
     8.6 Liability Insurance. The Borrower shall maintain, at its expense, general liability insurance in such amounts and with such deductibles as are acceptable to the Lender in its reasonable determination and shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Lender as additional insured thereunder and providing that the insurance company will give the Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.
     8.7 Property Insurance. The Borrower shall, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to the Lender. The Borrower shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to the Lender, showing all loss payable to the Lender, as its interests may appear, as provided in this Section 8.7. Such endorsement shall provide that such insurance company will give the Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrower or any other Person shall affect the right of the Lender to recover under such policy or policies of insurance in case of loss or damage. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Lender and the Lender shall, in its reasonable discretion, either apply such proceeds against the Liabilities (in such order as Lender, in its sole discretion, may determine) or permit the Borrower to use such proceeds to restore or rebuild the damaged property; provided, however, any such insurance proceeds attributable to losses or damages of personal property of Borrower in the amount of Two Hundred Fifty Thousand Dollars ($250,000) or less individually or up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time shall be paid to the Borrower for application to either repay a portion of the Liabilities or restore or rebuild the damaged personal property, as the Borrower shall determine in its reasonable and good faith determination. Upon the occurrence of a Default or an Event of Default, the Borrower irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Lender pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Notwithstanding the foregoing, to the extent there are any inconsistencies between this

Section 8.7 and the insurance provisions of the Mortgages, such provisions set forth in the Mortgages shall control.
     UNLESS THE BORROWER PROVIDES THE LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN THREE BUSINESS DAYS FOLLOWING LENDER’S REQUEST, THE LENDER MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE LENDER MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE LENDER, BUT ONLY AFTER PROVIDING THE LENDER WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE LENDER PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE LENDER MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.
     8.8 Environmental. The Borrower shall promptly notify and furnish Lender with a copy of any and all Environmental Notices which are received by it. The Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Lender with a description of the Borrower’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.
     8.9 Banking Relationship. (a) Within five (5) calendar days of the Closing Date, the Borrower shall at all times thereafter maintain all of its primary deposit and operating accounts with the Lender and the Lender will act as the principal depository and remittance agent for the Borrower. (b) The Borrower agrees to pay to the Lender a non-refundable fee in the aggregate amount of Nine Thousand Dollars ($9,000) per month for banking services/cash management services (the “Service Fee”), whether or not that dollar amount of services is actually utilized by Borrower. If the Borrower utilizes more than that dollar amount of services, the Borrower acknowledges that Borrower will pay an additional mutually agreeable Service Fee for such additional services. The Lender shall be and hereby is authorized to charge any deposit or operating account of the Borrower in respect of the Service Fee. For clarity, the Lender acknowledges that the $9,000 Service Fee covers and applies to the Borrower, the Operating Companies, Tandem, and each of Tandem’s wholly-owned subsidiaries and that payment of the

Service Fee by the borrowers under the Existing Loan Documents shall satisfy the requirements of this Section 8.9 so long as such borrowers continue to pay the Service Fee.
     8.10 Intellectual Property. If after the Closing Date the Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks other than those owned by Tandem or incorporating the word “Tandem” (or file an application to attempt to register any of the foregoing), the Borrower shall promptly notify the Lender in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Lender to perfect a security interest in and lien on any such federally registered intellectual property in favor of the Lender and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.
     8.11 Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States (other than as disclosed to the Lender in writing on the Closing Date) so long as: (a) the Borrower provides the Lender with at least thirty (30) days prior written notice, (b) no Event of Default then exists, and (c) the Borrower provides the Lender with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Lender shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Lender. If the Borrower desires to change its principal place of business and chief executive office, the Borrower shall notify the Lender thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Lender with, at Borrower’s sole cost and expense, such financing statements and other documents as the Lender shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Lender thereof in writing no later than thirty (30) days prior to such change.
     8.12 Real Estate Leases. The Borrower shall charge rent to the Operating Companies pursuant to the Real Estate Leases in an amount sufficient for the Borrower at all times to pay the Liabilities when due to the Lender as provided under this Agreement.
     9. NEGATIVE COVENANTS.
     The Borrower covenants and agrees that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):
     9.1 Encumbrances. The Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Lender’s Lien in the Collateral; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (c) Liens in favor of the Lender; (d) liens imposed by law, such as mechanics’ materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than ten (10) calendar days, that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established or that are not yet due and payable; and (e) the Junior Mortgages.
     9.2 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (a) the Liabilities, (b) the Subordinated Debt, (c) trade obligations and normal accruals in the ordinary course of business not yet due and payable, and (d) Indebtedness incurred for capital expenditures which, when added to Indebtedness incurred by the Operating Companies for capital expenditures, shall not exceed $1,000,000 in the aggregate during any Fiscal Year without the prior written consent of the Lender.
     9.3 Consolidations, Mergers or Acquisitions. The Borrower shall not be a party to any merger, consolidation, or exchange of stock, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or, if applicable, sell or assign, with or without recourse, any receivables.
     9.4 Investments or Loans. The Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (a) investments in short-term direct obligations of the United States Government, (b) investments in negotiable certificates of deposit issued by the Lender or by any other bank satisfactory to the Lender, payable to the order of the Borrower or to bearer, and (c) investments in commercial paper rated at least A-l by Standard & Poor’s Corporation or P-l by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.
     9.5 Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.
     9.6 Disposal of Property. The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any of its properties, assets and rights to any Person.
     9.7 Use of Proceeds. The Borrower shall not use the proceeds of the Term Loan for any purpose other than to consummate the refinancing of its existing debt facility with the Existing Lender; provided, however, that the Borrower may apply any excess proceeds after giving effect to such refinancing towards capital expenditures or other corporate purposes so long as (i) no Default or Event of Default shall exist or be continuing and (ii) the Lender shall have given the Borrower the prior written consent to apply such excess proceeds, which consent shall be given by the Lender in its reasonable discretion.
     9.8 Loans to Officers; Consulting and Management Fees. The Borrower shall not make any loans to its officers, directors, shareholders, members, managers, or employees or to any other Person, and the Borrower shall not pay any consulting fees, or similar fees to its officers, directors, shareholders, members, managers, employees, or Affiliates or any other Person, whether for services rendered to the Borrower or otherwise; provided, however, the Borrower shall be permitted to pay a management fee to its Affiliates, not to exceed the aggregate amount of five percent (5%) of the Borrower’s gross revenue per calendar year provided that both immediately before such contemplated payment or after giving effect to any such payment no Default or Event of Default shall exist or have occurred or result therefrom.
     9.9 Dividends and Stock Redemptions. The Borrower shall not (i) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, shareholder, director, or any Affiliate or (ii) purchase or redeem any of the capital stock of the Borrower or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose.
     9.10 Payments in Respect of Subordinated Debt. The Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt); provided, however, the Borrower shall be permitted to make (a) scheduled payments of interest to the Seller pursuant to and in accordance with the Seller Note, and (b) scheduled payments of principal and interest to Tandem in repayment of unsecured intercompany loans made by Tandem to Borrower to be used solely by Borrower for ordinary working capital purposes, which intercompany loans in the aggregate for the Borrower and the Operating Companies shall not at any time exceed Three Million Dollars ($3,000,000), in each case, as long as the Operating Companies and the Borrower are in compliance with Section 9.12(i) of the Revolving Loan and Security Agreement both immediately before and after any such contemplated or actual payment, provided, further, that both immediately before any such contemplated payment or after giving effect to any such payments no Default or Event of Default shall exist or have occurred or result therefrom.
     9.11 Transactions with Affiliates. Except as expressly permitted under this Agreement, the Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, that, except to the extent restricted by any of the terms, provisions or conditions contained in the Revolving Loan and Security Agreement, the Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.
     9.12 Real Estate Leases. The Borrower shall not amend, modify or supplement any of the Real Estate Leases in any manner that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, without the

Lender’s prior written consent. Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to any of the Real Estate Lease, the Borrower shall deliver to the Lender a true, complete and correct copy of such amendment, modification or supplement.
     9.13 Change in Nature of Business. The Borrower shall not make any material change in the nature of Borrower’s business carried on as of the Closing Date.
     9.14 Other Agreements. Without the Lender’s prior written consent, the Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall the Borrower’s Bylaws be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party or that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of the Borrower’s Bylaws, the Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Lender.
     9.15 Junior Mortgages. The Borrower shall not amend, modify or supplement any of the Seller Note and the Junior Mortgages in any manner that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, without the Lender’s prior written consent. Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to any of the Seller Note and the Junior Mortgages, the Borrower shall deliver to the Lender a true, complete and correct copy of such amendment, modification or supplement.
     9.16 Environmental. The Borrower shall not permit the Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance with all Environmental Laws, or as would not have a Material Adverse Effect.
     10. DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.
     10.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:
     (a) the Borrower fails to pay (i) any principal or interest payable hereunder or under the Amended and Restated Term Loan Note on the date due, declared due or demanded, or (ii) any other amount payable to the Lender under this Agreement or under any other Financing Agreement to which the Borrower is a party (including, without limitation, the Amended and

Restated Term Loan Note) within five (5) calendar days after the date when any such payment is due, declared due or demanded;
     (b) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in Section 2.7, any of the Sections of Article 9 hereof or Sections 8.5, 8.6, 8.9(a), or 8.11 hereof;
     (c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 10.1(b) hereof) and such failure or neglect shall continue for a period of fifteen (15) calendar days after the earlier of (i) the date that the Borrower knew or should have known of such failure or nonobservance, or (ii) notice to the Borrower by the Lender;
     (d) any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;
     (e) a judgment, decree or order requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against the Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment for which the Borrower is fully insured and with respect to which the insurer has admitted liability;
     (f) a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Borrower is contesting in good faith (provided the Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;
     (g) any portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
     (h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of the Liabilities, including Tandem, and such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of the Liabilities, including Tandem, or the

Borrower or any guarantor of the Liabilities, including Tandem, makes an assignment for the benefit of creditors, or the Borrower takes any action to authorize any of the foregoing;
     (i) the Borrower or Tandem voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;
     (j) the Borrower or any guarantor of the Liabilities, including Tandem, becomes insolvent or the Borrower or any guarantor of the Liabilities, including Tandem, fails generally to pay its debts as they become due;
     (k) the Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;
     (1) a breach by the Borrower shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach will or is likely to have or create a Material Adverse Effect;
     (m) the Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach would be to permit the acceleration of any obligation, liability or indebtedness in excess of One Hundred Thousand Dollars ($100,000);
     (n) there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty;
     (o) Tandem shall at any time after the Closing Date have voting power over less than one hundred percent (100%) of the capital stock of the Borrower; or Lawrence R. Deering, Joseph D. Conte or Gene R. Curcio shall not be senior officers of the Borrower and devote significant time and energy to the business of the Borrower; provided, however, if any such individual shall fail for any reason to be a senior officer of the Borrower or fail to devote significant time and energy to the business of the Borrower, such individual shall be promptly replaced by the Borrower with an individual with substantially similar skills and experience (but in no event later than within ninety (90) calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to the Lender in its reasonable and good faith determination;
     (p) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

     (q) any default or event of default shall occur under or pursuant to the Seller Note, or any breach of, noncompliance with or default under the Subordination Agreement by any party thereto (other than by the Lender);
     (r) Tandem shall revoke or attempt to revoke, terminate or contest its obligations under the Limited Guaranty, or the Limited Guaranty or any provision thereof, shall cease to be in full force and effect in accordance with its terms and provisions;
     (s) any “event of default” shall occur under or pursuant to any of the Existing Loan Documents, after the expiration of any applicable cure period therein, if any;
     (t) any default or event of default shall occur under or pursuant to the Revolving Loan and Security Agreement or any of the other Revolving Loan Documents by any party thereto (other than by the Lender); and/or
     (u) A Material Adverse Change shall occur.
     10.2 Acceleration. Upon the occurrence of any Event of Default described in Sections 10.1(h), (i), or (j), the Term Loan Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Lender may at its sole option declare the Term Loan Commitment (if it has not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Lender, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Term Loan Commitment shall immediately terminate.
     10.3 Rights and Remedies Generally. Upon the occurrence of any Event of Default, the Lender shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements and the Revolving Loan Documents, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, including, without limitation, the right of Lender to sell, assign, or lease any or all of the Collateral or the Real Estate. Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Lender and make it available to Lender at any location designated by Lender. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Lender and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Lender after an Event of Default may be for cash, credit or any combination thereof, and the Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Lender may, in its sole discretion, cause the Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Lender shall have the right after an Event of Default to conduct such sales on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Lender may see fit.
     10.4 Entry Upon Premises and Access to Information. Upon the occurrence of any Event of Default, the Lender shall have the right to enter upon the premises of the Borrower where the Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Lender or any agent of the Lender, for such time as the Lender may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence of any Event of Default, the Lender shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Lender deems appropriate. The Lender shall have the right to notify post office authorities to change the address for delivery of the Borrower’s mail to an address designated by the Lender and to receive, open and process all mail addressed to the Borrower.
     10.5 Sale or Other Disposition of Collateral by the Lender. Any notice required to be given by the Lender of a sale, lease or other disposition or other intended action by the Lender, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 11.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal fees and legal expenses incurred by the Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Lender shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Lender’s Liens in the Collateral until the Liabilities are fully paid. The Borrower agrees that the Lender has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Lender is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and the Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Lender’s benefit until the Liabilities of the Borrower are paid in full.
     10.6 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. The Borrower also waives the benefit of all valuation, appraisal and exemption laws.
     10.7 Waiver of Notice. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE LENDER OF ITS RIGHTS TO REPOSSESS

THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.
     10.8 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.
     11. MISCELLANEOUS.
     11.1 Waiver. The Lender’s failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and directed to the Borrower specifying such suspension or waiver.
     11.2 Costs and Attorneys’ Fees.
     (a) The Borrower agrees to pay on demand all of the costs and expenses of the Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of the Lender’s counsel, all UCC filing and lien search fees, real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the preparation, negotiation, execution, and delivery of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. The Borrower further agrees that the Lender, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Term Loan or debit such amounts from the operating accounts of the Borrower maintained with the Lender.
     (b) The costs and expenses that the Lender incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by the Borrower on demand if at any time after the date of this Agreement the Lender: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (B) to represent the Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Lender, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, the Borrower’s affairs or any

Collateral hereunder or (C) to enforce any of the rights of the Lender with respect to the Borrower provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral hereunder; and/or (iii) seeks to enforce or enforces any of the rights and remedies of the Lender with respect to the Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; and courier and telecopier charges.
     (c) The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp taxes or other kind of taxes which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder, the issuance of the Amended and Restated Term Loan Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrower shall not be liable for Lender’s income tax liabilities.
     (d) All of the Borrower’s obligations provided for in this Section 11.2 shall be Liabilities secured by the Collateral and the Real Estate and shall survive repayment of the Term Loan or any termination of this Agreement or any Financing Agreements.
     11.3 Expenditures by the Lender. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, the Lender may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Lender) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.
     11.4 Custody and Preservation of Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.
     11.5 Reliance by the Lender. The Borrower acknowledges that the Lender, in entering into this Agreement and agreeing to make the Term Loan and otherwise extend credit to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Lender in connection herewith (including, without limitation, all financial information and data).

     11.6 Assignability; Parties. This Agreement may not be assigned by the Borrower without the prior written consent of the Lender. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Lender.
     11.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     11.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence of a Default or an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Lender from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of its books and records.
     11.9 Marshalling; Payments Set Aside. The Lender shall be under no obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Lender or the Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     11.10 Sections and Titles; UCC Termination Statements; Mortgage Releases. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been indefeasibly paid in full and this Agreement shall terminate in accordance with its terms, the Lender will, upon Borrower’s written request, promptly sign all UCC termination statements, releases of mortgages and such other releases, as the case may be, reasonably required by the Borrower to evidence the termination of the Liens in the Collateral and on the Real Estate, as the case may be, in favor of the Lender.

     11.11 Continuing Effect; Inconsistency. This Agreement, the Lender’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lender, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.6 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.
     11.12 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of facsimile transmission, when transmitted and (c) in the case of mailed notice, five (5) calendar days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service sent for next day delivery, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Lender at: LaSalle Bank National Association, 135 South LaSalle Street, Chicago, Illinois 60603; Attention: Mr. Peter J. Kane; Telephone No. (312) 904-1880; Facsimile No. (312) 904-4364; with a copy to: Duane Morris LLC, 227 West Monroe Street, Suite 3400, Chicago, Illinois 60606; Attention: Brian P. Kerwin, Esq.; Telephone No. (312) 499-6737; Facsimile No. (312) 499-6701; (ii) If to the Borrower at: c/o Tandem Health Care Inc.; Cherrington Corporate Center, 200 Corporate Center Drive, Suite 360, Moon Township, PA 15108; Attention: Mr. Lawrence R. Deering and Rosemary L. Corsetti, Esq.; Telephone No. (412) 269-2400; Facsimile No. (412) 269-1484; with a copy to: Buchanan Ingersoll, P.C., One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, PA 15219-1410; Telephone No. (412) 562-3745; Facsimile No. (412) 562-1041; Attention: Rosemary Corsetti, Esq; or to such other address as each party designates to the other in the manner herein prescribed.
     11.13 Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     11.14 Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.
     11.15 Participations and Assignments. The Lender shall have the right, without the consent of the Borrower, to sell participations in, or assignments of, all or any portion of its interest under this Agreement, the Liabilities, and any of the Financing Agreements.

     11.16 Indemnity. The Borrower agrees to defend, protect, indemnify and hold harmless the Lender and each and all of its officers, directors, employees, attorneys and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements (including, without limitation, the matters described in Section 7.25 hereof, or any act, event or transaction related or attendant thereto, the making and the management of the Term Loan (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Term Loan hereunder; provided, that the Borrower shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 11.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.
     11.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Term Loan and the repayment of the Liabilities hereunder.
     11.18 Counterparts; Facsimile. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Fax signatures shall be deemed as legally effective as a signed original.
     11.19 Limitation of Liability of Lender. It is hereby expressly agreed that:
     (a) Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;
     (b) Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and
     (c) Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.
     11.20 Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. Borrower authorizes Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.
     11.21 Non-Direct Obligations. Any term or provision of this Agreement or any other Financing Agreement to the contrary notwithstanding, the maximum aggregate amount of the Liabilities for which the Borrower (which Liabilities are not direct borrowings or direct obligations of the Borrower (the “Non-Direct Obligations”)) shall be liable shall not exceed the maximum amount for which the Borrower can be liable without rendering such Non-Direct Obligations, as they relate to the Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer. To the extent that the Borrower shall be required under any of the Financing Agreements or hereunder to pay a portion of its Non-Direct Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by the Borrower from any of the loans evidenced hereby in respect of such Non-Direct Obligations, and (ii) the amount which the Borrower would otherwise have paid if the Borrower had paid the aggregate amount of the Non-Direct Obligations of the Borrower (excluding the amount thereof repaid by any other borrower or obligor of the Liabilities) in the same proportion as the Borrower’s net worth at the date of any applicable borrowing hereunder is sought or Liability is incurred bears to the aggregate net worth of all of the obligors relating to the Liabilities at the date of such applicable borrowing hereunder is sought, then the Borrower shall be reimbursed by the other obligors and/or borrowers for the amount of such excess, pro rata based on the respective net worths of such obligors and/or other borrowers at the date of such applicable borrowing with respect hereto is sought.
     11.22 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
     (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND

ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;
     (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH THE BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE, AND (iii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND
     (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.
     11.23 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     11. 24 JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE LENDER AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
     11.25 No Novation But Merely a Restatement. Each of the Borrower and the Lender are entering into this Agreement to satisfy their mutual desire to amend and restate the Original Note and Security Agreement as assigned by the Existing Lender to the Lender pursuant to the Assignment Agreement. It is the intention of the parties hereto that this Agreement shall not effectuate a novation of the indebtedness, obligations and liabilities of the Borrower to the Lender under the Original Note and Security Agreement as assigned by the Existing Lender to the Lender pursuant to the Assignment Agreement, but merely constitute a restatement and, where applicable, a substitution of the terms governing such indebtedness, obligations and liabilities. The Borrower hereby confirms the security interest granted by the Borrower in favor of the Lender to secure all such indebtedness, obligations and liabilities owing by the Borrower to the Lender pursuant to the Original Note and Security Agreement as assigned by the Existing Lender to the Lender pursuant to the Assignment Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Amended and Restated Term Loan and Security Agreement has been duly executed as of the day and year first above written.

TANDEM HEALTH CARE OF FLORIDA, INC.
By:	/s/ Lawrence R. Deering
Lawrence R. Deering
Chairperson and CEO

LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ Peter J. Kane
Peter J. Kane
Its: Vice President